Exhibit 4.1

RESOLUTION MINERALS LTD

ACN 617 789 732

(Company)

EMPLOYEE INCENTIVE SECURITIES PLAN

Table of Contents

1. Definitions and interpretation	1

1.1 Definitions	1
1.2 Interpretation	5
1.3 Inconsistencies	6
1.4 Income Tax Assessment Act	6
1.5 Not construed against the Company	6
1.6 Applicable Law	6
1.7 Rounding	6

2. Introduction	6

2.1 Purpose	6
2.2 Commencement	6
2.3 Rules are binding	6

3. Eligibility, Invitation and Application	6

3.1 Eligibility	6
3.2 Invitation	7
3.3 Form of Application	7
3.4 Eligible Participant agrees to be bound	7
3.5 Who may apply	7
3.6 Acceptance of Application	7
3.7 When an Application will not be accepted	8
3.8 Right to nominate	8
3.9 Multiple Invitations	8

4. Grant of Securities	8

4.1 Company to grant Securities	8
4.2 Certificate of Security	9

5. Terms of Convertible Securities	9

5.1 Participant’s rights	9
5.2 Restriction of dealing	9
5.3 Prohibition on hedging	9
5.4 Register of Convertible Securities	9
5.5 Listing	9

6. Vesting of Convertible Securities	9

6.1 Vesting	9
6.2 Waiver of Vesting Condition	9

7. Exercise of Convertible Securities	10

7.1 Exercise of Convertible Securities	10
7.2 Cashless exercise of Options	10
7.3 Cash Payment Facility	10

8. Delivery of Shares on exercise of Convertible Securities	11

9. Forfeiture of Convertible Securities	11

9.1 Leaver	11
9.2 Fraudulent or dishonest actions	11
9.3 Failure to satisfy Vesting Conditions	11
9.4 Insolvency	12
9.5 Other forfeiture events	12
9.6 Discretion to determine that the Convertible Securities are not forfeited	12
9.7 Voluntary forfeiture	12
9.8 Application of Part 2D.2 Division 2 of the Corporations Act	12

i

10. Effect of Forfeiture of Convertible Securities	12

11. Change of Control	12

12. Rights attaching to Plan Shares	13

12.1 Plan Shares to rank equally	13
12.2 Listing	13
12.3 Dividends	13
12.4 Dividend reinvestment plan	13
12.5 Voting rights	13

13. Disposal Restrictions on Plan Shares	13

13.1 Disposal restriction	13
13.2 Participant’s undertaking	13
13.3 Expiry of restriction	14
13.4 Share entitlements	14

14. Irrevocable Power of Attorney	14

15. Adjustment of Convertible Securities	14

15.1 Reorganisation	14
15.2 Bonus Issue of Shares	14
15.3 Rights Issue	14
15.4 No other participation	14
15.5 Rounding	14
15.6 Application of adjustment	15

16. Administration of the Plan	15

16.1 Board administration	15
16.2 Board powers and discretions	15
16.3 Delegation of Board powers and discretions	15
16.4 Documents	15
16.5 Decisions final	15

17. Withholding	16

18. Restrictions on and amendments to the Plan	16

18.1 Compliance with Applicable Laws	16
18.2 Amendment of Plan	16

19. Duration	17

19.1 Termination	17
19.2 Suspension	17
19.3 Effect of termination / suspension	17
19.4 Cancellation of Securities	17

20. Miscellaneous	17

20.1 Rights of Participants	17
20.2 Non-exclusivity	18
20.3 Notice	18
20.4 Further assurances	18
20.5 Costs and charges	18
20.6 No representation or warranty	19
20.7 Data protection	19
20.8 Governing law	19
20.9 Waiver of rights	19

ii

1.	Definitions and interpretation

1.1	Definitions

In these Rules, unless the context otherwise requires, the following terms and expressions will have the following meanings:

Ancillary Documentation means all documentation which the Board specifies in an Invitation that an Eligible Participant must enter into and/or provide in connection with an Application for Securities.

Applicable Law means any one or more or all, as the context requires of:

(a)	the Corporations Act (including the ESS Regime);

(b)	the Listing Rules;

(c)	the Constitution;

(d)	the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth);

(e)	any relevant practice note, policy statement, regulatory guide, class order, declaration, guideline, policy, procedure, ruling, judicial interpretation or other guidance note made to clarify, expand or amend (a), (b), or (d) above;

(f)	any other legal requirement (including, without limitation, the rules of the general law, including common law and equity, and any judgment, order, decree, declaration or ruling of a court of competent jurisdiction or government agency binding on a person or the assets of that person) that applies to the Plan; and

(g)	in respect of acquisition or disposals of any Shares, any formal policy relating to dealings in Shares adopted by the Board from time to time, including the Share Trading Policy.

Application means, in respect of a Security, an application for that Security made by an Eligible Participant in response to an Invitation.

Application Form means an application form attached to, or enclosed with, an Invitation.

ASIC means the Australian Securities and Investments Commission.

Associate has the same meaning as in section 12 of the Corporations Act.

Associated Body Corporate means an associated entity of the Company, where the associated entity is a body corporate (as that term is used in the ESS Regime).

ASX means the ASX Limited (ABN 98 008 624 691) trading as the Australian Securities Exchange or the securities exchange operated by that entity, as appropriate.

ASX Holding Lock has the same meaning as ‘Holding Lock’ in Chapter 19 of the Listing Rules.

Board means the board of directors of the Company, a committee appointed by the board of directors of the Company as constituted from time to time, or, in respect of a particular matter, any person who is provided with delegated authority by the board of directors of the Company in respect of that particular matter from time to time.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Perth, Australia.

Certificate means a certificate evidencing the grant of a Security.

Change of Control Event means:

(a)	a change in Control of the Company;

(b)	where members of the Company approve any compromise or arrangement for the purpose of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with any other body corporate or bodies corporate (other than a scheme that does not involve a change in the ultimate beneficial ownership of the Company), which will, upon becoming effective, result in any person (either alone or together with its Associates) owning more than fifty per cent (50%) of Issued Capital;

(c)	where a person becomes the legal or the beneficial owner of, or has a Relevant Interest in, more than fifty per cent (50%) of Issued Capital;

(d)	where a person becomes entitled to acquire, hold or has an equitable interest in more than fifty per cent (50%) of Issued Capital; and

(e)	where a Takeover Bid is made to acquire more than fifty per cent (50%) of Issued Capital (or such lesser number of Shares that when combined with the Shares that the bidder (together with its Associates) already owns will amount to more than 50% of Issued Capital) and the Takeover Bid becomes unconditional and the bidder (together with its Associates) has a Relevant Interest in more than 50% of Issued Capital, but, for the avoidance of doubt, does not include any internal reorganisation of the structure, business and/or assets of the Group.

Cleansing Notice means a written notice by the Company to ASX pursuant to section 708A(5) of the Corporations Act in a form that is sufficient to permit secondary trading on the ASX of the Plan Shares to which it relates.

Company means Resolution Minerals Ltd (ACN 617 789 732).

Constitution means the constitution of the Company.

Control has the same meaning as in section 50AA of the Corporations Act.

Convertible Security means a Security exercisable for Plan Share(s) in accordance with these Rules, including an Option or Performance Right.

Corporations Act means the Corporations Act 2001 (Cth).

Corporations Act Exemption means the exemption from various disclosure requirements under the Corporations Act for offers of securities made by a company under an employee share scheme as set out in the ESS Regime.

Derivatives include:

(a)	derivatives within the meaning given in section 761D of the Corporations Act (such as options, forward contracts, swaps, futures, warrants, caps and collars); and

(b)	any other transaction in financial products which operate to limit (in any way) the economic risk associated with holding the relevant securities.

Eligible Participant means:

(a)	a person that is:

(i)	a ‘primary participant’ (as that term is defined in the ESS Regime) in relation to the Company or an Associated Body Corporate; and

(ii)	has been determined by the Board to be eligible to participate in the Plan from time to time; or

(b)	a contractor or consultant of the Company or an Associated Body Corporate who has been determined by the Board to be eligible to participate in the Plan from time to time.

Engagement Arrangement means in respect of:

(a)	an employee of a member of the Group, the terms under which the relevant member of the Group has employed that person;

(b)	a director of a member of the Group that is not also an employee, the terms under which the relevant member of the Group has appointed that director to their office; or

(c)	a contractor or consultant to a member of the Group, the terms under which the relevant member of the Group has engaged that contractor or consultant.

ESS Regime means Division 1A of Part 7.12 of the Corporations Act which comes into effect on 1 October 2022.

Exercise Price means, in respect of a Convertible Security, the price to be paid by the Participant (if any) when exercising that Security as specified in the relevant Invitation. For the avoidance of doubt, the Exercise Price for a Security may be nil.

Expiry Date means, in relation to a Convertible Security, the ‘expiry date’ which is specified in the Invitation or Vesting Notice (if any).

Grant Date means, in relation to a Security, the date on which that Security is granted to a Participant, as set out on the relevant Certificate.

Group means the Company and each of its Associated Bodies Corporate from time to time.

A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	it has had a controller appointed or is in liquidation, in provisional liquidation, under administration, wound up or has had a receiver appointed to any part of its property;

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Company);

(d)	an application or order has been made (and in the case of the application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is likely to result in any of (a), (b) or (c) above);

(e)	it is taken (under s.459F(1) of the Corporations Act) to have failed to comply with a statutory demand);

(f)	it is subject to an event described in section 459C(2)(b) or section 585 of the Corporations Act;

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction.

Invitation means an invitation to an Eligible Participant to apply for the grant of one or more Securities made in accordance with clause 3.2 of these Rules.

Issued Capital means issued Shares from time to time.

Leaver means a Participant who ceases to be an Eligible Participant.

Listing Rules means the listing rules, market rules and operating rules of a financial market in respect of which the Company’s shares are quoted or are the subject of an application for quotation, including but not limited to, the official listing rules of the ASX.

Market Value means, at any given date, the volume weighted average price per Share traded on the ASX over the five (5) trading days immediately preceding that given date, unless otherwise specified in an Invitation.

Nominated Party means, in respect of an Eligible Participant:

(a)	a spouse, parent, child or sibling of the Eligible Participant;

(b)	another body corporate controlled by the Eligible Participant, or a person mentioned in subclause (a);

(c)	a body corporate that is the trustee of a self-managed superannuation fund (within the meaning of the Superannuation Industry (Supervision) Act 1993) where the Eligible Participant is a director of the body corporate; or

(d)	a person prescribed in relation to the Eligible Participant by the regulations for the purposes of section 1100L(1)(b)(iv) of the Corporations Act.

Notice of Exercise means a notice given by or on behalf of the Participant (in the form determined by the Board from time to time) to exercise a Convertible Security in accordance with clause 7.1.

Option means an option granted under these Rules to acquire one or more Shares by transfer or allotment, as set out in the relevant Invitation.

Participant means an Eligible Participant who has been granted any Security under this Plan.

Performance Right means a right granted under these Rules to acquire one or more Shares by transfer or allotment as set out in the relevant Invitation.

Plan means this Employee Incentive Plan.

Plan Shares means all Shares issued or transferred to a Participant under these Rules, including upon the valid exercise of a Security.

Relevant Interest has the same meaning as in section 9 of the Corporations Act.

Rules means the rules of the Plan which are set out in this document.

Security means a security in the capital of the Company granted under these Rules, including a Plan Share, Option, Performance Right or other Convertible Security.

Security Interest means a mortgage, charge, pledge, lien, encumbrance or other third party interest of any nature.

Share means a fully paid ordinary share in the capital of the Company.

Shareholder means a holder of a Share.

Share Trading Policy means any share trading policy of the Company, as amended from time to time.

Special Circumstances means:

(a)	a Participant ceasing to be an Eligible Participant due to death or Total or Permanent Disability of a Participant; or

(b)	any other exceptional or extraordinary circumstances as determined by the Board to constitute “Special Circumstances”.

Takeover Bid has the meaning given to that term in the Corporations Act.

Tax means any tax, levy, charge, franchise, impost, duty, fee, rate, deduction, compulsory loan or withholding, which is assessed (or deemed assessed), levied, imposed or collected by any government or governmental, semi-governmental or judicial entity or authority and includes, for the avoidance of doubt, capital gains tax, fringe benefits tax, income tax, value added tax, goods and services tax, sales or use tax, training guarantee levy, profits tax, undistributed profits tax, payroll or employment tax, group tax, PAYG or PAYE withholding tax, land tax, import or customs duty, excise, municipal rates, and any interest, fine, penalty, charge, fee or any other amount assessed (or deemed assessed) on or in respect of any of the above, and Taxes has a corresponding meaning.

Total and Permanent Disability means that the Participant has, in the opinion of the Board, after considering such medical and other evidence as it sees fit, become incapacitated to such an extent as to render the Participant unlikely ever to engage in any occupation with the Company or its Associated Bodies Corporate for which he or she is reasonably qualified by education, training or experience.

Trustee means the trustee, from time to time, of any employee share trust used by the Company to deliver any Plan Shares arising from the exercise of a Convertible Security under these Rules.

Vesting Condition means, in relation to a Convertible Security, any conditions to vesting of that Convertible Security that are set out in the Invitation for that Convertible Security.

Vesting Notice means, in relation to a Convertible Security, the notice given by or on behalf of the Company to a Participant informing him or her that the Convertible Security may be exercised in accordance with the terms of these Rules.

1.2	Interpretation

In these Rules:

(a)	headings are for convenience only and do not affect the interpretation of any part of these Rules;

(b)	specifying anything after the words “include” or “for example” or similar expressions does not limit what else is included;

and, unless the context otherwise requires:

(c)	an obligation or liability assumed by, or a right conferred on, two or more parties binds or benefits all of them jointly and each of them severally;

(d)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(e)	a reference to any document (including these Rules) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)	references to clauses, schedules or annexures are references to clauses, schedules, exhibits and annexures to or of these Rules and a reference to these Rules includes any schedule or annexure to these Rules;

(i)	references to a party or parties are references to the Company (on the one hand) and a Participant (or their Nominated Party) (on the other hand);

(j)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(k)	a reference to time is to Central Standard Time as observed in Adelaide, South Australia;

(l)	if a period of time is specified and dates from a given day or the day of an event, it is to be calculated exclusive of that day;

(m)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(n)	if an act prescribed under these Rules to be done by a Party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(o)	where an action is required to be undertaken on a day that is not a Business Day it shall be undertaken on the next Business Day;

(p)	a reference to a payment is to a payment by bank cheque or such other form of cleared funds the recipient otherwise allows in the relevant lawful currency specified;

(q)	a reference to $ or dollar is to the lawful currency of the Commonwealth of Australia; and

(r)	any capitalised terms in these Rules that are not defined in clause 1.1 have the meaning given to them in the Corporations Act.

1.3	Inconsistencies

If there is any inconsistency between these Rules, the Constitution, an Invitation or an Engagement Arrangement, these documents are to be interpreted in the following order of precedence:

(a)	Constitution;

(b)	Plan;

(c)	Invitation; and

(d)	Engagement Arrangement.

1.4	Income Tax Assessment Act

This Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act) except to the extent an Invitation provides otherwise.

1.5	Not construed against the Company

No provision or expression in these Rules or any Invitation, Application Form or other Ancillary Document is to be construed against the Company on the basis that the Company (or its advisers) was responsible for the drafting of these Rules or that document.

1.6	Applicable Law

These Rules, the offering and granting of any Security and the rights attaching to or interests in any Security will at all times be subject to Applicable Law.

1.7	Rounding

Where any calculation or adjustment to be made pursuant to these Rules produces a fraction of a cent or a fraction of a Security, the fraction will be eliminated by rounding to the next lowest whole number.

2.	Introduction

2.1	Purpose

The purpose of the Plan is to:

(a)	assist in the reward, retention and motivation of Eligible Participants;

(b)	link the reward of Eligible Participants to Shareholder value creation; and

(c)	align the interests of Eligible Participants with shareholders of the Group by providing an opportunity to Eligible Participants to receive an equity interest in the Company in the form of Securities.

2.2	Commencement

The Plan will commence on a date determined by the Board.

2.3	Rules are binding

The Company and each Participant are bound by these Rules.

3.	Eligibility, Invitation and Application

3.1	Eligibility

The Board may from time to time determine that an Eligible Participant may participate in the Plan.

3.2	Invitation

(a)	Following determination that an Eligible Participant may participate in the Plan, the Board may at any time and from time to time make an Invitation to that Eligible Participant.

(b)	An Invitation to an Eligible Participant to apply for Securities may be made on such terms and conditions as the Board decides from time to time, including as to:

(i)	the number of Securities for which that Eligible Participant may apply;

(ii)	the Grant Date;

(iii)	the amount payable (if any) for the grant of each Security or how such amount is calculated;

(iv)	the Exercise Price (if any);

(v)	the Vesting Conditions (if any);

(vi)	disposal restrictions attaching to the Plan Shares (if any);

(vii)	the method by which Shares will be delivered to the Participant under clause 8 after the valid exercise of the Convertible Security (if relevant); and

(viii)	any other supplementary terms and conditions.

3.3	Form of Application

An Invitation to an Eligible Participant must be accompanied by an Application Form and the Ancillary Documentation (if any).

3.4	Eligible Participant agrees to be bound

Each Eligible Participant is, by submitting a completed Application Form, deemed to have agreed to be bound by:

(a)	the terms of the Invitation and the Application Form;

(b)	the Ancillary Documentation (if any);

(c)	these Rules; and

(d)	the Constitution.

3.5	Who may apply

On receipt of an Invitation, an Eligible Participant may apply for the Securities the subject of the Invitation by sending the completed Application Form to the Company (or its designated officer as set out in the Application Form) by the time and date specified in the Invitation, unless otherwise determined by the Board.

3.6	Acceptance of Application

(a)	The Board may accept an Application from an Eligible Participant in whole or in part.

(b)	The Company may not grant a Security to an Eligible Participant unless it has received a duly signed and completed Application Form together with all applicable Ancillary Documentation from that Eligible Participant. The Application Form and, where applicable, the Ancillary Documentation must be in the form included with the Invitation, and may not be made on the basis that it is subject to any terms and conditions other than those specified in the Invitation.

3.7	When an Application will not be accepted

Unless otherwise determined by the Board, an Application will not be accepted if at the time the Company received the duly signed and completed Application Form together with all Ancillary Documentation:

(a)	the applicant is not an Eligible Participant;

(b)	notice of termination of the applicant’s Engagement Arrangement has been given (whether by the applicant or by one or more members of the Group); or

(c)	the Board has determined that the applicant is no longer eligible to participate in the Plan.

3.8	Right to nominate

(a)	Unless otherwise expressly permitted in the Invitation, an Eligible Participant may only submit an Application in the Eligible Participant’s name and not on behalf of any other person.

(b)	If an Eligible Participant is permitted in the Invitation, the Eligible Participant may, by notice in writing to the Board, nominate a Nominated Party in whose favour the Eligible Participant wishes to renounce the Invitation in order for the Nominated Party to be granted the Securities the subject of the Invitation.

(c)	The Board may in its discretion resolve not to allow a renunciation of an Invitation in favour of a Nominated Party without giving any reason for that decision. For the avoidance of doubt, the Board will not facilitate the renunciation of the Invitation as set out in clause 3.8(b) in favour of the Nominated Party where to do so would be inconsistent with:

(i)	the ESS Regime; or

(ii)	any covenant or other provision set out in an exemption or modification granted from time to time by ASIC in respect of the Plan or which applies to the Plan pursuant to ASIC’s power to exempt or modify the Corporations Act.

(d)	If the Board resolves to allow a renunciation of an Invitation in favour of a Nominated Party:

(i)	the Board may impose any such conditions that it thinks fit in respect of that renunciation; and

(ii)	the Eligible Participant must procure that the permitted Nominated Party accepts the Invitation made to the Eligible Participant and that both the Eligible Participant and the Nominated Party agree to be bound by the Rules and execute any documents required by the Company in order to receive the grant and to give effect to these Rules.

(e)	If Securities are granted to a Nominated Party nominated by an Eligible Participant, then to the extent necessary to give effect to the intent of these Rules, the Eligible Participant will continue to be treated as the Participant.

3.9	Multiple Invitations

The Board may invite an Eligible Participant to apply for any number and type of Security, notwithstanding that the Eligible Participant has previously been invited to apply for Securities.

4.	Grant of Securities

4.1	Company to grant Securities

Following receipt of a duly completed and signed Application Form together with all applicable Ancillary Documentation, the Company will, to the extent that it has accepted such Application, grant the Participant the relevant number and type of Securities, subject to the terms and conditions set out in the Invitation, these Rules and the Ancillary Documentation.

4.2	Certificate of Security

Following the grant of a Security, the Company will issue to the Participant a Certificate.

5.	Terms of Convertible Securities

5.1	Participant’s rights

Prior to a Convertible Security being exercised in accordance with clause 7:

(a)	a Participant does not have any interest (legal, equitable or otherwise) in any Share the subject of the Convertible Security other than those expressly set out in these Rules; and

(b)	a Participant is not entitled to:

(i)	notice of, or to vote or attend at, a meeting of the shareholders of the Company; and

(ii)	receive any dividends declared by the Company,

by virtue of holding the Convertible Security.

5.2	Restriction of dealing

Unless in Special Circumstances with the consent of the Board, a Participant may not sell, assign, transfer, grant a Security Interest over, collateralise a margin loan against, utilise for the purposes of short selling, enter into a Derivative with reference to, or otherwise deal with a Convertible Security that has been granted to them. The Convertible Security is forfeited immediately on purported sale, assignment, transfer, dealing or grant of a Security Interest other than in accordance with these Rules.

5.3	Prohibition on hedging

A Participant must not enter into any arrangement for the purpose of hedging their economic exposure to a Convertible Security that has been granted to them. For the avoidance of doubt, a Participant includes any contractor or consultant to a member of the Group.

5.4	Register of Convertible Securities

Each Convertible Security granted under these Rules will be registered in the appropriate register of the Company.

5.5	Listing

A Convertible Security granted under the Plan will not be quoted on the ASX or any other recognised exchange. The Board reserves the right in its absolute discretion to apply for quotation of an Option granted under the Plan on the ASX or any other recognised exchange.

6.	Vesting of Convertible Securities

6.1	Vesting

A Convertible Security will vest when a Vesting Notice in respect of that Convertible Security is given to the Participant.

6.2	Waiver of Vesting Condition

A Vesting Condition for a Convertible Security may, subject to Applicable Laws, be waived by the Board by written notice to the relevant Participant and on such terms and conditions as determined by the Board and set out in that notice.

7.	Exercise of Convertible Securities

7.1	Exercise of Convertible Securities

(a)	A Convertible Security may not be exercised unless and until that Convertible Security has vested in accordance with clause 6, or such earlier date on which the Participant is entitled to exercise that Convertible Security in accordance with these Rules.

(b)	To exercise a Convertible Security, the Participant must:

(i)	deliver a signed Notice of Exercise; and

(ii)	subject to clause 7.2, pay the Exercise Price (if any) to or as directed by the Company,

at any time prior to the earlier of:

(iii)	any date specified in the Vesting Notice; and

(iv)	the Expiry Date.

For the avoidance of doubt and subject to clause 7.2, the total Exercise Price payable by the Participant on exercise of their Convertible Securities is the Exercise Price multiplied by the number of Convertible Securities being exercised by that Participant, rounded up to the nearest cent.

(c)	If the Participant does not deliver a signed Notice of Exercise and (subject to clause 7.2) pay the Exercise Price to or as directed by the Company in relation to a Convertible Security by the requisite date, that Convertible Security will automatically be forfeited.

7.2	Cashless exercise of Options

In the case of Options, subject to the Board’s approval, in lieu of paying the aggregate Exercise Price for the number of Options specified in the Notice of Exercise, the Participant may elect a cashless exercise (Cashless Exercise) whereby the Board will issue to the Participant that number of Shares (rounded down to the nearest whole number) calculated in accordance with the following formula:

Where:

S =	number of Shares to be issued on the exercise of the Options.

O =	number of Options being exercised.

MVS =	market value of shares, being the volume weighted average price per Share traded on the ASX over the five trading days immediately preceding the date of exercise.

EP =	Exercise Price of the Options.

For the avoidance of doubt, if the sum of the above calculation is zero or negative, then the Participant will not be entitled to use Cashless Exercise.

7.3	Cash Payment Facility

The Board may, by inclusion of a term in the Invitation, allow for a cash payment facility whereby in lieu of issuing or transferring a Share to the Participant on exercise of the Performance Right, the Company shall pay the Participant or his or her personal representative (as the case may be) a cash payment.

8.	Delivery of Shares on exercise of Convertible Securities

Subject to Applicable Law, within 5 Business Days after the valid exercise of a Convertible Security by a Participant in accordance with clause 7, and conditional on the Company being able to issue a cleansing notice in relation to Shares, the Company will:

(a)	issue, allocate or cause to be transferred to that Participant the number of Shares to which the Participant is entitled under these Rules; and

(b)	issue a substitute Certificate for any remaining unexercised Convertible Securities held by that Participant.

9.	Forfeiture of Convertible Securities

9.1	Leaver

Other than in the circumstances described in clause 9.2 and subject to the Corporations Act and the Listing Rules, where a Participant who holds Convertible Securities becomes a Leaver before a Vesting Condition has been satisfied, subject to Board discretion, all or such other number of the Participant’s unvested Convertible Securities (based on the extent to which the Vesting Condition has been satisfied) continue “on-foot” and will be tested upon satisfaction of the Vesting Condition, vesting only to the extent that the Vesting Condition has been satisfied. Alternatively, the Board can modify the Vesting Conditions or determine that unvested Convertible Securities lapse.

9.2	Fraudulent or dishonest actions

Where the Board determines that a Participant has:

(a)	acted fraudulently or dishonestly; or

(b)	acted negligently; or

(c)	acted in contravention of a Group policy, including but not limited to the any one or more of the following:

(i)	anti-bribery and anti-corruption policy;

(ii)	board charter;

(iii)	continuous disclosure policy;

(iv)	code of conduct;

(v)	securities trading policy, and in particular, where a Participant engages in trading during a blackout period or otherwise trades in a manner that may contravene the insider trading provisions in the Corporations Act;

(vi)	social media policy; and

(vii)	statement of values; or

(d)	wilfully breached his or her duties to the Group, including but not limited to breaching a material term of an employment, executive services or consultancy agreement (or equivalent),

the Board may in its discretion deem some or all Convertible Securities held by that Participant to have been forfeited.

9.3	Failure to satisfy Vesting Conditions

Unless otherwise stated in the Invitation or determined by the Board, a Convertible Security which has not yet vested will be forfeited immediately on the date that the Board determines (acting reasonably and in good faith) that any applicable Vesting Conditions have not been met or cannot be met by the relevant date.

9.4	Insolvency

Unless otherwise stated in the Invitation, a Convertible Security held by a Participant or Nominated Party (if applicable) in accordance with these Rules will be forfeited immediately on the date that the Participant becomes Insolvent.

9.5	Other forfeiture events

Unless otherwise set out in these Rules, any Convertible Securities which have not yet vested will be automatically forfeited on the Expiry Date.

9.6	Discretion to determine that the Convertible Securities are not forfeited

Notwithstanding clauses 9.1 to 9.5 (inclusive), the Board may decide (on any conditions which it thinks fit) that some or all of the Participant’s Convertible Securities will not be forfeited at that time, but will be forfeited at the time and subject to the conditions it may specify by written notice to the Participant.

9.7	Voluntary forfeiture

A Participant may by written notice to the Company voluntarily forfeit their Convertible Securities for no consideration.

9.8	Application of Part 2D.2 Division 2 of the Corporations Act

(a)	This clause 9.8 applies to all termination payments to which Part 2D.2 Division 2 of the Corporations Act applies.

(b)	Notwithstanding any other provision of these Rules, in the absence of shareholder approval, the Company is not required to provide, or procure the provision, of any benefit under these Rules which is not permitted by Part 2D.2 Division 2 of the Corporations Act.

(c)	Any benefits required to be provided to a Participant in accordance with these Rules will, by operation of this clause, be reduced to ensure compliance with Part 2D.2 of the Corporations Act and the provision of such reduced benefit shall constitute full satisfaction of the obligations of each member of the Group. In the event of overpayment to a Participant, the Participant must, on receiving written notice from the Board, immediately repay any monies or benefits specified in such notice to ensure compliance with Part 2D.2 of the Corporations Act.

(d)	Where clause 9.8(b) applies, the Company may seek or not seek shareholder approval in its discretion.

10.	Effect of Forfeiture of Convertible Securities

Where a Convertible Security has been forfeited in accordance with these Rules:

(a)	the Convertible Security will automatically lapse;

(b)	the Participant or the Participant’s agent or attorney must sign any transfer documents required by the Company to effect the forfeiture of that Convertible Security; and

(c)	the Company will not be liable for any damages or other amounts to the Participant in respect of that Convertible Security.

11.	Change of Control

If a Change of Control Event occurs, or the Board determines that such an event is likely to occur, unvested Convertible Securities will vest unless the Board determines in its discretion otherwise. The Board’s discretion in determining the treatment of any unvested Convertible Securities on a Change of Control Event is limited to vesting or varying the Vesting Conditions in respect to the Convertible Securities and does not include a discretion to lapse or forfeit unvested Convertible Securities for less than fair value.

12.	Rights attaching to Plan Shares

12.1	Plan Shares to rank equally

All Plan Shares will rank pari passu in all respects with the Shares of the same class for the time being on issue except for any rights attaching to the Shares by reference to a record date prior to the date of the allotment or transfer of the Plan Shares.

12.2	Listing

(a)	If Plan Shares are in the same class as Shares which are listed on the ASX, the Company will apply for quotation of the Plan Shares issued (or any unquoted Plan Shares transferred) within the time required by the Listing Rules after the date of allotment.

(b)	If the Company is required (to enable Plan Shares issued on exercise of Convertible Securities to be freely tradeable on the ASX) but is unable to give ASX a Cleansing Notice under section 708A(5) of the Corporations Act, Plan Shares issued on exercise of the Convertible Securities may not be traded until 12 months after the issue unless the Company, at its sole discretion, elects to issue a cleansing prospectus under section 708A(11) of the Corporations Act.

12.3	Dividends

A Participant will be entitled to any dividends declared and distributed by the Company on the Plan Shares which, at the closing date for determining entitlement to such dividends, are standing to the account of the Participant (or a Trustee for and on behalf of the Participant).

12.4	Dividend reinvestment plan

A Participant may participate in any dividend reinvestment plan operated by the Company in respect of Plan Shares held by the Participant (or a Trustee for and on behalf of the Participant). Shares issued under any dividend reinvestment plan operated by the Company will be subject to the same terms and conditions as the Plan Shares held by the Participant (or a Trustee for and on behalf of the Participant) unless the Board determines otherwise.

12.5	Voting rights

A Participant may exercise any voting rights attaching to Plan Shares held by the Participant (or a Trustee for and on behalf of the Participant).

13.	Disposal Restrictions on Plan Shares

13.1	Disposal restriction

If the Invitation provides that any Plan Shares are subject to any restrictions as to the disposal or other dealing by a Participant for a period, the Board may implement any procedure it deems appropriate to ensure the compliance by the Participant with this restriction, including but not limited to imposing an ASX Holding Lock (where applicable) on the Plan Shares or using an employee share trust to hold the Plan Shares during the relevant restriction period.

13.2	Participant’s undertaking

For so long as a Plan Share is subject to any disposal restrictions under this Plan, the Participant will not:

(a)	transfer, encumber or otherwise dispose of, or have a Security Interest granted over that Plan Share; or

(b)	take any action or permit another person to take any action to remove or circumvent the disposal restrictions without the express written consent of the Company.

13.3	Expiry of restriction

Subject at all times to the Share Trading Policy, upon the expiry of any disposal restrictions over a Plan Share, the Company will take all action necessary to ensure that the Participant can deal with that Plan Share.

13.4	Share entitlements

For the avoidance of doubt, the imposition of a disposal restriction on a Plan Share held by a Participant will not affect the Participant’s entitlement to receive a notice of, or to vote or attend at, a meeting of the members of the Company, and to receive any dividends declared by the Company during the relevant disposal restriction period on that Plan Share. If an employee share trust arrangement is implemented in respect of this Plan, the Board may implement such procedures it deems appropriate to give effect to the intent of this clause 13.4.

14.	Irrevocable Power of Attorney

In order to ensure compliance with these Rules, each Participant must grant an irrevocable power of attorney (in the form set out in the Invitation or such other form determined by the Board) to any person nominated from time to time by the Board.

15.	Adjustment of Convertible Securities

15.1	Reorganisation

If there is a reorganisation of the issued share capital of the Company (including any subdivision, consolidation, reduction, return or cancellation of such issued capital of the Company), the rights of each Participant holding Convertible Securities will be changed to the extent necessary to comply with the Listing Rules applicable to a reorganisation of capital at the time of the reorganisation.

15.2	Bonus Issue of Shares

(a)	If Shares are issued by the Company pro rata to shareholders generally by way of bonus issue (other than an issue in lieu of dividends or by way of dividend reinvestment), the holder of Convertible Securities is entitled, upon exercise of the Convertible Securities, to receive, in addition to the Shares in respect of which the Convertible Securities are exercised and without the payment of any further consideration, an allotment of as many additional Shares as would have been issued to a shareholder who, on the date for determining entitlements under the bonus issue, held Shares equal in number to the Shares in respect of which the Convertible Securities are exercised.

(b)	Additional Shares to which the holder of Convertible Securities becomes so entitled will, as from the time Shares are issued pursuant to the bonus issue and until those additional Shares are allotted, be regarded as Shares in respect of which the Convertible Securities are exercised for the purposes of subsequent applications of clause 15.2(a), and any adjustments which, after the time just mentioned, are made under clause 15.1 to the number of Shares will also be made to the additional Shares.

15.3	Rights Issue

Unless otherwise determined by the Board, a holder of Convertible Securities does not have the right to participate in a pro rata issue of Shares made by the Company or sell renounceable rights.

15.4	No other participation

Subject to clauses 15.1 to 15.3 (inclusive), during the currency of any Convertible Securities and prior to their exercise, the holders of Convertible Securities are not entitled to participate in any new issue of Shares of the Company as a result of their holding of Convertible Securities.

15.5	Rounding

Until a Convertible Security is exercised, all calculations adjusting the number of Shares must be carried out to include all fractions, but when a Convertible Security is exercised and is settled in Shares the number of Shares to be issued or transferred to the Participant is rounded down to the next lowest whole number.

15.6	Application of adjustment

(a)	In the application of this clause 15, the Board may (as far as possible) make whatever adjustments it deems necessary or desirable to ensure that the consequences of that application are fair as between the Participants and the holders of other securities in the Company, subject to the Listing Rules and other Applicable Laws.

(b)	Unless otherwise provided in these Rules, a Participant has no right to:

(i)	change the Exercise Price; or

(ii)	change the number of Shares over which the Convertible Security can be exercised.

16.	Administration of the Plan

16.1	Board administration

The Plan will be administered by the Board. For the avoidance of doubt, the Board may make further provisions for the operation of the Plan which are consistent with these Rules.

16.2	Board powers and discretions

Any power or discretion which is conferred on the Board by these Rules may be exercised in its sole and absolute discretion except to the extent that it prevents the Participant relying on the deferred tax concessions under Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth). The Board does not, in exercising any power or discretion under these Rules, owe any fiduciary or other obligations to any Eligible Participant or Participant.

16.3	Delegation of Board powers and discretions

Any power or discretion which is conferred on the Board by these Rules (including, without limitation, the power to invite Eligible Participants to participate in the Plan and to determine the terms and conditions of the Securities) may be delegated by the Board to:

(a)	a committee consisting of such directors, other officers or employees of the Group, or any combination of such persons as the Board thinks fit;

(b)	a member of the Group; or

(c)	a third party,

for such periods and on such conditions as the Board thinks fit.

16.4	Documents

The Company may from time to time require an Eligible Participant invited to participate in the Plan or a Participant or a person nominated by an Eligible Participant under clause 3.8 to complete and return such other documents as may be required by law to be completed by that person or entity, or such other documents which the Company considers should, for legal, taxation and/or administrative reasons, be completed by that Eligible Participant, Participant or person in order to give effect to the intent of the Plan.

16.5	Decisions final

Every exercise of a discretion by the Board (or its delegates) and any decision by the Board (or its delegates) regarding the interpretation, effect or application of these Rules and all calculations and determination made by the Board under these Rules are final, conclusive and binding in the absence of manifest error.

17.	Withholding

(a)	Notwithstanding any other provision of these Rules, and without limiting the amounts which may be deducted or withheld under Applicable Laws, if a member of the Group, a trustee or the Plan administrator is obliged, or reasonably believes that it may have an obligation to account for any Tax, or any superannuation amounts (or equivalent social security contributions, if applicable) in respect of a Participant (Withholding Amount), then that Group company, trustee or Plan administrator (as applicable) is entitled to withhold or be reimbursed by the Participant for the Withholding Amount payable or paid.

(b)	To give effect to clause 17(a), the relevant Group company, trustee or Plan administrator may take any actions as it sees fit to ensure payment of, or recover (as applicable), the Withholding Amounts including (without limitation):

(i)	selling on behalf of the Participant the number of Shares granted under this Plan required to provide the Withholding Amount;

(ii)	obtaining the Withholding Amount from the Participant (by salary deduction or otherwise);

(iii)	forfeiting a sufficient number of Securities to satisfy the Withholding Amount; or

(iv)	making any other arrangements with the Participant for payment or reimbursement of the Withholding Amount.

18.	Restrictions on and amendments to the Plan

18.1	Compliance with Applicable Laws

(a)	Notwithstanding these Rules or any terms of a Security, no Security may be offered, granted, vested or exercised, and no Share may be issued or transferred, if to do so would contravene any Applicable Laws.

(b)	In particular, where monetary consideration is payable by the Eligible Participant, and in respect of Convertible Securities where the Exercise Price on exercise of those Convertible Securities is greater than zero, the Company must reasonably believe when making an Invitation:

(i)	the total number of Plan Shares that are, or are covered by the Securities that may be issued under an Invitation; and

(ii)	the total number of Plan Shares that are, or are covered by the Securities that have been issued, or could have been issued in connection with the Plan in reliance on the Corporations Act Exemption at any time during the previous 3 year period prior to the date the Invitation is made, does not exceed 5% of the issued capital of the Company at the date of the Invitation (unless the Constitution specifies a different percentage).

18.2	Amendment of Plan

(a)	Subject to clause 18.2(b), the Board may:

(i)	at any time amend any provisions of these Rules, including (without limitation) the terms and conditions upon which any Securities have been granted under the Plan; and

(ii)	determine that any amendments to these Rules be given retrospective effect, immediate effect or future effect.

(b)	No amendment to any provision of these Rules may be made if the amendment materially reduces the rights of any Participant as they existed before the date of the amendment, other than an amendment:

(i)	introduced primarily:

(A)	for the purposes of complying with or conforming to present or future legislation governing or regulating the Plan or like plans;

(B)	to correct any manifest error or mistake;

(C)	to allow the implementation of an employee share trust arrangement;

(D)	to enable the Plan or any member of the Group to comply with its constituent documents, and any other Applicable Laws; and/or

(E)	to take into consideration possible adverse taxation implications in respect of the Plan including changes to applicable taxation legislation or the interpretation of that legislation by a court of competent jurisdiction or any rulings from taxation authorities administering such legislation; or

(ii)	agreed to in writing by all Participant(s).

(c)	As soon as reasonably practicable after making any amendment to any provision of these Rules, the Board will give notice of the amendment to each Participant affected by the amendment. Failure by the Board to notify a Participant of any amendment will not invalidate the amendment as it applies to that Participant.

19.	Duration

19.1	Termination

The Plan Continues in operation until the Board decides to end it.

19.2	Suspension

The Board may from time to time suspend the operation of the Plan for a fixed period or indefinitely, and may end any suspension.

19.3	Effect of termination / suspension

If the Plan is terminated or suspended for any reason, that termination or suspension must not prejudice the accrued rights of the Participants.

19.4	Cancellation of Securities

Notwithstanding any other provisions of these Rules, but subject at all times to any Applicable Laws and regulations, if a Participant and the Company (acting by the Board) agree in writing that some or all of the Securities granted or issued to that Participant are to be cancelled on a specified date or on the occurrence of a particular event, then those Securities may be cancelled in the manner agreed between the Company and the Participant.

20.	Miscellaneous

20.1	Rights of Participants

Nothing in these Rules:

(a)	confers on any person any right or expectation to become a Participant, or the right to be invited to apply for, or be offered or to receive any Securities;

(b)	confers on any person the right to continue as an employee or officer of any member of the Group (as the case may be);

(c)	affects the rights of any member of the Group to terminate the Engagement Arrangement of an Eligible Participant;

(d)	forms part of any contract of service between an Eligible Participant and any member of the Group;

(e)	may be used to increase rights of compensation or damages in any action brought against a member of the Group in respect of an Engagement Arrangement;

(f)	confers any legal or equitable right on an Eligible Participant whatsoever to take action against any member of the Group in respect of their Engagement Arrangement; or

(g)	confers on an Eligible Participant any rights to compensation or damages in consequence of the termination of their Engagement Arrangement by any member of the Group for any reason whatsoever including ceasing to have rights under the Plan as a result of such termination.

20.2	Non-exclusivity

(a)	This Plan is not the sole means by which all members of the Group intend to provide incentives to Eligible Participants. Nothing in this Plan is intended to restrict any member of the Group from remunerating or otherwise rewarding employees or directors of any member of the Group outside the Plan.

(b)	Participation in the Plan does not affect, and is not affected by, participation in any other incentive or other scheme operated by any member of the Group unless the terms of that other scheme provide otherwise.

20.3	Notice

(a)	Any notice or other communication under or concerning the Plan is validly given:

(i)	to a Participant, if delivered personally to the addressee or sent by prepaid post to the Participant’s last known residential address, or sent to the Participant by facsimile or email at the Participant’s place of work; and

(ii)	to the Company, if delivered or sent by prepaid post addressed to the company secretary at the Company’s registered office (or any other address the Board specifies), or as otherwise notified by the Company from time to time.

(b)	Subject to clause 20.3(a), a notice or other communication will be deemed to have been served:

(i)	if delivered by hand, at the time of delivery;

(ii)	if sent by facsimile or electronic mail, on receipt of a successful transmission notice, return receipt or such other confirmation by which the sender can reasonably verify delivery; or

(iii)	if posted, and provided it is properly addressed and stamped, 48 hours after mailing in Australia and 7 days after mailing outside Australia.

20.4	Further assurances

All parties that have agreed to be bound by these Rules must do all things reasonably necessary to give full effect to this Plan and the transactions contemplated by this Plan.

20.5	Costs and charges

(a)	The Company will be responsible for any brokerage, commission, stamp duty or other costs payable in relation to the issue or transfer of Plan Shares to or on behalf of a Participant.

(b)	Each Participant will be responsible for all costs associated with the disposal of a Plan Share by that Participant.

20.6	No representation or warranty

(a)	The Company makes no representation or warranty as to the value of Securities or with respect to any tax matters affecting any Eligible Participant or Participant in connection with the Plan.

(b)	Neither the Company, nor any of its directors, officers or employees are liable for anything done or omitted to be done by such person or any other person with respect to price, time, quantity or other conditions and circumstances of the issue or acquisition of Shares hereunder, with respect of any fluctuations in the market price of Shares, or in any other manner related to the Plan.

20.7	Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant for the purposes of the Plan. These purposes include, but are not limited to:

(a)	administering and maintaining records held in respect to a Participant;

(b)	providing information to members of the Group, registrars, brokers or third party administrators of the Plan (if any) or advisers of the Board; and

(c)	providing information to corporate advisers or potential future third party purchasers in connection with a sale of shares in a member of the Group, or the business and assets of a member of the Group.

20.8	Governing law

(a)	This Plan is governed by the laws of South Australia, Australia.

(b)	Each Participant submits to the non-exclusive jurisdiction of the courts of South Australia, Australia and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought in connection with these Rules.

20.9	Waiver of rights

(a)	A waiver of any right, power, authority, discretion or remedy arising upon a breach of or default under these Rules must be in writing and signed by the party granting the waiver, and may be subject to such terms and conditions as determined by the party granting the waiver.

(b)	A failure or delay in the exercise, or partial exercise, of a right, power, authority, discretion or remedy arising from a breach of or default under these Rules, does not prevent the exercise of or result in a waiver of that right, power, authority, discretion or remedy.

(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of these Rules or default under these Rules as constituting a waiver of that right, power, authority, discretion or remedy.

(d)	A party may not rely on any conduct of another party as a defence to the exercise of a right, power, authority, discretion or remedy by that other party.

(e)	A waiver is only effective in the specific instance and for the specific purpose for which it is given and subject to any specific terms and conditions as specified in the waiver.

(f)	This clause may not itself be waived except in writing.